SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                              -------------------



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report:  November 17, 1995 (November 10, 1995)



                            CAPITAL ASSOCIATES, INC.
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)




         DELAWARE                                              0-15525
(State of Incorporation)                                (Commission File Number)



                                   84-1055327
                        (IRS Employer Identification No.)



7175 WEST JEFFERSON AVENUE, LAKEWOOD, COLORADO                  80235
   (Address of Principal Executive Offices)                   (Zip Code)



       Registrant's telephone number, including area code: (303) 980-1000







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Item 1.    Change in Control of Registrant
           -------------------------------

           On November 10, 1995, MCC Financial Corporation ("MCC") acquired voting control of Capital Associates, Inc. (the "Company") through a private stock transaction and the delivery of proxies for shares of common stock subject to purchase in the future pursuant to agreements (the "Stock Purchase Agreements") executed by and between MCC and Gary M. Jacobs and Jack M. Durliat, two of the Company's largest shareholders. Pursuant to these Stock Purchase Agreements, MCC acquired 65,120 shares of common stock for a purchase price of $3.30 per share or an aggregate amount of $214,896. In addition, MCC acquired the right to purchase an additional 1,245,000 shares of common stock in the future for an aggregate purchase price of approximately $4.5 million. The number of shares reported reflects a one-for-two reverse stock split effective November 3, 1995. The funds for the purchase of the 65,120 shares of common stock were obtained by MCC from a revolving line of credit with NationsBank of Virginia, N.A. that is secured by existing assets and leases of MCC (the "MCC Credit Facility"). The funds for the purchase of the additional 1,245,000 shares of common stock will be obtained by MCC from the MCC Credit Facility, through a sale or financing of assets or a combination of such sources.

           As of close of business on November 10, 1995, MCC beneficially owned and/or had voting control over a total of 2,833,369 shares of common stock constituting 56% of the shares of common stock outstanding calculated after giving effect to the Company's one-for-two reverse stock split. Of the 2,833,369 shares, 1,245,000 shares are not owned by MCC, but MCC is entitled to vote those shares pursuant to proxies executed by the current owners, and MCC has entered into Stock Purchase Agreements to purchase these shares in the future. The determination of the percentage of shares beneficially owned is based on information that 4,988,348 shares (after the stock split) of common stock were outstanding as of November 3, 1995.

           As 50% owners of MCC sharing authority with respect to the voting and disposition of securities owned by MCC, Messrs. William H. Buckland and James D. Walker each indirectly beneficially owned, as of November 10, 1995, the 2,833,369 shares of common stock held by or beneficially owned by MCC constituting 56% of the shares of common stock outstanding.

           MCC and Durliat and Jacobs entered into a stock pledge agreement, dated as of November 10, 1995, whereby MCC (1) granted Durliat and Jacobs a security interest in, and pledged, the shares of common stock purchased on that date from Durliat and Jacobs as security for MCC's payment and performance obligations under the Stock Purchase Agreements and (2) agreed to grant to Durliat and Jacobs a security interest in, and agreed to pledge, any additional shares of Common Stock purchased from Durliat and Jacobs after November 10, 1995, as security for MCC's payment and performance obligations under the Stock Purchase Agreements.

           Pursuant to the terms of the Stock Purchase Agreement:

           (1) MCC, on behalf of itself and its affiliates, has agreed not to cause the Company to merge into another corporation or enter into any other transaction resulting in a change of control or the issuance of a new class of securities or any other restructure of the Company's equity capital structure that materially impairs the capital of the Company without Durliat's and Jacobs' written consent, which consent shall not be unreasonably withheld.


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           (2)    MCC has agreed not to enter  into any  material  related-party
                  transactions   with  the  Company   without  first   obtaining
                  Durliat's and Jacobs' prior written consent, which consent shall not be unreasonably withheld; provided, however, that
                  MCC  shall  not  be   prohibited   from  (a)   entering   into
                  transactions   in  the  ordinary  course  of  business  on  an
                  "arm's-length" basis, (b) entering into management services or
                  consulting   agreements   with  the  Company  as  approved  by
                  disinterested members of the Company's board of directors (the "Board") or (c) receiving expenses, reimbursements and bonuses earned under the Executive Committee Compensation Plan as approved by disinterested members of the Board, or other fees and bonuses as directors, consistent with currently existing agreements, compensation terms and conditions.

           (3) MCC has agreed to vote its shares of stock in the Company, including the shares of common stock purchased pursuant to the Stock Purchase Agreements, and the shares of common stock for which MCC has been granted a proxy by Durliat and Jacobs to cause Jacobs, or a representative duly appointed by Durliat and Jacobs and satisfactory to MCC, to retain his seat on the Board or be elected to the Board.

           The restrictions and agreements  described in paragraphs (1), (2) and
           (3) above with respect to the shares of common stock subject to each Stock Purchase Agreement shall lapse upon payment in full of the purchase price for such shares of common stock.









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                                  EXHIBIT INDEX
                                  -------------



ITEM
----

 99               Additional Exhibits







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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            CAPITAL ASSOCIATES, INC.
                                            Registrant



Date:  November 22, 1995                    By:  /s/John E. Christensen
                                                 --------------------------
                                                 John E. Christensen
                                                 Senior Vice President and
                                                 Chief Financial Office